Exhibit 99.1

Investview Announces Definitive Agreement to Acquire Instilend, Inc.

DRAPER, Utah, Sept. 19, 2012 /PRNewswire via COMTEX/ -- Investview, Inc. (OTCBB: INVU) ("Investview") - Dr. Joseph J. Louro, Chairman and Chief Executive Officer, announced a definitive agreement to acquire Instilend, Inc. "Instilend".

Instilend provides electronic securities lending tools via fully automated on-line technology to the institutional, high frequency and retail trading communities. Through utilization of the Instilend platforms, Matador and LendEQs, firms are now able to provide compliance and operational efficiency, while simultaneously creating new revenue streams. Instilend has positioned itself as a differentiating market leader in the securities lending space.

Dr. Louro noted that in 2008, fines for Regulation SHO violations were only 1% of all FINRA fines representing only a few hundred thousand dollars. In 2011, the fines were nearly $17 million and approximately 25% of all FINRA fines. Dr. Louro also noted that Robert J. Shapiro, former Undersecretary of Commerce for Economic Affairs, and a consultant to a law firm presently litigating over naked shorting, has claimed that naked short selling has cost investors $100 billion and driven 1,000 companies into the ground.

Randy MacDonald, President and CFO of Investview, said, "Instilend's software prompts CFOs, at introducing and clearing brokers, to examine new ways of maximizing the value of their inventories of stocks for additional client satisfaction and increased revenue streams. The software bolts onto existing systems to preserve existing revenues but extracts more economic rent by connecting clients to deeper pools of liquidity, automating work-flow for negotiating rates and documenting compliance, as well as turning static databases into dynamic tools."

David Kelley, COO of Investview, also observed that "traditionally, stock loan departments were incentivized primarily on revenues from lending. This software allows tracking of all measures of benefit for the company for a more comprehensive view of success. For instance, we believe Instilend clients are achieving greater economic success by having more of their clients be able to locate stock for short selling as well as being able to offer more of their inventory for lending."

On September 13, 2012, Investview entered into a Share Exchange Agreement (the "Instilend Agreement") with Instilend. Pursuant to the terms of the Instilend Agreement, Investview agreed to acquire 100% of the outstanding securities of Instilend in consideration for 500,000 shares of common stock of Investview and a Convertible Promissory Note in the principal amount of $500,000. The Convertible Promissory Note pays interest in kind at 5%, will mature three years from the date of issuance and converts into common stock at a price of $8.00 per share. The closing of the acquisition is subject to standard closing conditions and Instilend is required to deliver audited financials statement for the year ended March 31, 2012 and unaudited financial statements for the most recent quarter. The parties intend to close the acquisition on or before October 30, 2012.

About Investview, Inc.:Investview, Inc. provides and delivers a comprehensive online program of investor education, offers proprietary investor search tools and trading indicators, distributes weekly newsletters and offers access to live weekly Trading Rooms at www.investview.com andwww.7minutetrader.com.

For more information, please contact:Investview, Inc. (801) 889-1800www.gisvonline.com

Forward-Looking StatementsCertain statements contained in this press release may constitute "forward-looking statements." Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

SOURCE Investview, Inc.

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